FOR IMMEDIATE RELEASE
NEW SOURCE ENERGY PARTNERS ANNOUNCES SALE OF ERICK FLOWBACK SERVICES LLC AND ROD’S PRODUCTION SERVICES, L.L.C.
OKLAHOMA CITY, OKLAHOMA, December 16, 2015 — New Source Energy Partners L.P., a Delaware limited partnership (OTC:NSLP) (the “Partnership” or “New Source”), today announced that its subsidiary, MidCentral Energy Partners L.P., a Delaware limited partnership (“MCLP”), has sold all of the outstanding membership interests in Erick Flowback Services, LLC, an Oklahoma limited liability company (“EFS”), and all of the outstanding membership interests in Rod's Production Services, L.L.C., a Delaware limited liability company (“RPS”), to Erick’s Holdings, LLC, a Delaware limited liability company (“Erick’s Holdings”). The transaction closed on December 16, 2015. EFS and RPS specialize in providing services to oil and natural gas exploration and production companies that increase the safety and efficiencies in pressure-related processes during the completion phase of a well, with a specific focus on well testing and flowback services. EFS and RPS operate primarily in Oklahoma, Texas, Pennsylvania, and Ohio.
The total purchase price for the transaction was approximately $44.9 million, consisting of cash consideration of $5.0 million, a promissory note from Erick’s Holdings in favor of MCLP in the amount of $8.0 million, and the assumption and elimination of $31.9 million of certain liabilities of MCLP and its subsidiaries and affiliates.
“Today, the Partnership announced the sale of EFS and RPS back to their founders,” said Kristian Kos, Chairman and Chief Executive Officer. “Structuring the transaction in this manner allows the Partnership to realize excess value through the elimination of significant liabilities. Applying the cash proceeds to other debt outstanding at the OFS level significantly de-levers the MCLP balance sheet, which we believe is necessary in the current commodity price environment. We view this transaction as a necessary positive step toward restructuring the Partnership, as we navigate difficult times.”
About New Source Energy Partners L.P.
New Source Energy Partners L.P. is an independent energy partnership engaged in the production of its onshore oil and natural gas properties that extends across conventional resource reservoirs in east-central Oklahoma and in oilfield services that specialize in increasing efficiencies and safety in drilling and completion processes. For more information on the Partnership, please visit www.newsource.com.
Forward-Looking Statements
This news release contains “forward-looking statements” which are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and other statements contained in this press release. For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014 and the information included in the Partnership’s quarterly and current reports and other public filings. These forward-looking statements are based on and include the Partnership’s expectations as of the date hereof. Subsequent events and market developments could cause the Partnership’s expectations to change. While the Partnership may elect to update these forward-looking statements at some point in the future, the Partnership specifically disclaims any obligation to do so, even if new information becomes available, except as may be required by applicable law.
New Source Energy Partners L.P.—Investor & Media Contact:
Nick Hodapp
Director - Investor Relations
(405) 272-3028
nhodapp@newsource.com